Exhibit 10.1

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

This Amended and Restated Master Services Agreement (the “Agreement”) is effective as of August __, 2019 (the “Effective Date“) by and between Ensemble RCM LLC d/b/a Ensemble Health Partners (also referred to herein as “Ensemble”), and Bon Secours Mercy Health, Inc. (also referred to herein as “Client”). Ensemble and Client are referred to herein individually as a “Party,” and collectively as the “Parties.”

1.	RECITALS.

WHEREAS, Ensemble is in the business of providing revenue cycle outsourcing services, strategy implementation, revenue cycle business processing, and cost/margin improvement solutions and Client has contracted for one or more of said services with ENSEMBLE;

WHEREAS, Ensemble and Client acknowledge and agree that this Agreement is intended to, and shall replace in its entirety the terms and conditions of the Agreement dated January 1, 2018 by and between Ensemble and Client; and

WHEREAS, except as amended by this Agreement, all existing SOWs (as defined below) shall continue in full force and effect in accordance with their respective terms.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties agree as follows:

2.	ENGAGEMENT.

Client engages Ensemble and Ensemble agrees to provide services to Client and certain third parties designated by Client (collectively, the “Service Recipients”) in accordance with the terms of this Agreement, including, each Client Policy, and one or more signed Statements of Work (“SOW”) (such services, the “Services”) which are hereby incorporated into and governed by this Agreement. [***]. Ensemble shall provide the Services to the Service Recipients specified in a SOW.

2.1.

SOWs. Each SOW must be executed by duly authorized representatives of each of the Parties thereto and shall be governed by and subject to the terms of this Agreement. Each SOW shall identify the facilities that are owned or managed by the Services Recipients (each, a “Facility”) for which Services are to be provided and shall describe in detail the specific Services to be provided by Ensemble, Ensemble’s responsibilities, Client’s responsibilities, any timelines or schedules for performance, the compensation to be paid to Ensemble and associated payment terms, the term of the SOW, the Service

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Levels, and any other relevant information specific to such SOW. Each SOW must be in writing and may only be amended in a written amendment executed by both parties to the SOW. Each SOW shall be governed by and subject to the terms of this Agreement, including, each Client Policy, all deemed incorporated herein. With the exception of any SOW executed concurrently with or prior to the Effective Date, and subject to Section 2.7, each party may determine in its sole discretion whether to negotiate or enter into any additional specific SOWs.

2.2.

For the avoidance of doubt and notwithstanding anything to the contrary set forth in any SOW, the Parties agree that no SOW in effect as of the Effective Date or otherwise entered into between the Parties after the Effective Date may be terminated for convenience and without cause, regardless of payment of a termination fee except as set forth in this Agreement. The Parties agree that this Agreement amends every SOW in effect as of the Effective Date to remove such termination provisions, including Section 6 (Termination for Convenience), from such SOW.

2.3.

With respect to SOWs relating to physician practices, including SOW #7, the Parties agree that with respect to any SLAs or KPIs tied to collections of accounts receivable (“AR”) that the thresholds of any SLA or KPI set forth in Exhibit B in any SOW in effect as of the Effective Date be amended to a standard of AR outstanding more than [***] days (as opposed to 90 days) or “Insurance Gross AR%> [***] Days” and that any “Goal” as set forth in the SOW with respect to collection of AR that is currently at [***]% be changed to [***]%.

2.4.

Notwithstanding anything to the contrary, including anything to the contrary set forth in any SOW, after the Initial Term, Ensemble shall be eligible to receive Performance Fees or similar additional compensation on the terms set forth in the applicable SOW, provided that, unless otherwise mutually agreed by the parties, Ensemble maintains KPI performance within the HFMA/MGMA top decile (or such other mutually agreed upon leading industry recognized benchmark at the applicable time of measurement) for integrated healthcare delivery systems.

2.5.

In the event that the Parties enter into an SOW after the date hereafter with a scope that is the same or substantially similar to SOWs #1, #3 or #4 (each of SOWs #1, #3 and #4 and any substantially similar SOW, a “Full Outsource SOW”), the fee for the Services shall be an amount equal to (x) the total of the Service Recipient’s In-Scope Expenses during the prior [***] month period and Gap Expenses marked up by [***]% divided by (y) Cash Collections over the prior [***] month period.

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“Service Recipient’s In-Scope Expenses” means vendor costs, salary/wage expenses, supplies, utility, rent, corporate functional expenses and other expenses allocated to the Service Recipient’s revenue cycle function.

“Gap Expenses” means an Ensemble third party expense required to perform a function that is specified as an Ensemble obligation in the SOW (including the responsibility matrix) but is not performed by the applicable Service Recipient prior to the effective date of such SOW, to the extent approved by Client in writing in advance.

“Cash Collections” means the difference between (x) the amount of net cash received and posted by the applicable Service Recipient during the prior [***] month period (as determined by using data from the Client instance of the Patient Accounting System (or with respect to bulk payments and IME payments only, from the applicable general ledger) as of close of business on the final day of the relevant period) from providing patient services (including bulk payments and settlements of claims filed with governmental, managed care or commercial payers) and (y) any refunds or retractions of any previously collected revenue that are issued by a Service Recipient during the prior [***] month period.

2.6.	Change Orders.

With respect to any SOW, if, after the SOW Commencement Date (as defined in each applicable SOW) Client requests a change or addition to (i) the scope of Services described in such SOW, (ii) Ensemble’s service delivery model, (iii) the then in-scope Client Facilities receiving the Services or (iv) a Client Policy or other client directive Ensemble is obligated to follow, the Parties shall promptly confer and negotiate in good faith to attempt to reach mutual agreement on a written amendment (a “Change Order”) to such SOW. “Client Policy” means (i) a Client policy, procedure, requirement, instruction, or strategy, (ii) Client’s technology architecture, platform or infrastructure, or (iii) Client’s audit/monitoring plans, that Ensemble is required to implement, follow or adopt by the terms of this Agreement in the course of providing Services. No change to any SOW (whether to the scope of the Services to be provided under such SOW, the fees payable for such Services, or otherwise) shall be effective unless mutually agreed to in writing by the Parties. [***].

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2.7.	Acquisitions and Divestitures by Client. Notwithstanding Section 2.2 or anything else to the contrary set forth elsewhere in this Agreement or any SOW:

2.7.1.

Acquisitions. In the event that Client acquires control of a new United States-based health care facility or physician group (whether by merger, asset purchase, equity purchase or otherwise) (such portions thereof within the United States for which Client acquires control, “Potential Recipient”) and (a) if the Potential Recipient would receive services substantially similar to those Services provided to the Acute practices, with respect to the SOWs for Acute practices only (such SOW’s the “Acute SOWs”), (i) KPI Cash (% of Net Revenue) equals or exceeds at least [***]% on average over the trailing twelve month period; and (ii) all other KPIs have been achieved within [***]% of their stated goal on average over the trailing twelve month period (the “Acute Compliance Conditions”) or (b) if the Potential Recipient would receive services substantially similar to those Services provided to the Physicians practices, with respect to the SOWs for Physicians practices only (such SOWs, the “Physicians SOWs”), (i) KPI Cash (% of Net Revenue) equals or exceeds at least [***]% on average over the trailing twelve month period; and (ii) all other KPIs have been achieved within [***]% of their stated goal on average over the trailing twelve month period (the “Physicians Compliance Conditions”), the following shall apply:

2.7.1.1.

If the Potential Recipient is performing for itself services similar to the Services performed by Ensemble, Client shall, as reasonably practicable, use commercially reasonable efforts to transition such services to Ensemble and execute an SOW with respect to such Potential Recipient (“New SOW”), provided that none of the execution of such New SOW, discontinuation of the predecessor services, or the receipt of similar services from Ensemble would cause Client to be subject to any fines or penalties payable with respect to such Potential Recipient to any third party in excess of $ [***] in the aggregate (provided Ensemble may elect, in its sole discretion, to pay amounts on behalf of or reimburse Client for amounts that exceed such $ [***] aggregate amount).

2.7.1.2.

If Potential Recipient is receiving services similar to the Services performed by Ensemble from an unaffiliated third party under a contract with a third party (“Third Party Agreement”), then such Potential Recipient may continue receiving such services pursuant to the Third Party Agreement until the earlier of (i) the expiration of the Third Party Agreement, at which time the Client or the Potential Recipient, as applicable, shall elect not to renew beyond its then current term (to the extent such renewal is elective by the Client or the Potential recipient), (ii) the period in time at

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which Client or Potential Recipient may terminate for convenience (and not in breach thereof) in accordance with the contract, and Client and Potential Recipient will terminate, if no penalties or fines payable with respect to such Potential Recipient to any third party in excess of $ [***] in the aggregate would arise from such termination (provided Ensemble may elect, in its sole discretion, to pay amounts on behalf of or reimburse Client for amounts that exceed such $ [***] aggregate amount), or (iii) the time, if any, that is mutually agreed upon by Client and Ensemble. As soon as reasonably practicable following the earliest time set forth in clauses (i), (ii) and (iii) of the immediately preceding sentence, Client or Potential Recipient shall execute a New SOW. Notwithstanding the foregoing, if a Potential Recipient is receiving from an unaffiliated third party less than the full scope of Services provided by Ensemble under SOW #1 and the Third Party Agreement does not otherwise prohibit alternative sources of services, then Client and Ensemble shall, as soon as reasonably practicable following the acquisition of the Potential Recipient, negotiate in good faith to enter into a New SOW for the Services that are not then being provided under such Third Party Agreement.

2.7.1.3.

If Potential Recipient is receiving services similar to the Services performed by Ensemble from an affiliated revenue cycle management company acquired with Potential Recipient and such affiliated revenue cycle management company has revenues from such services during the prior [***] months in excess of the revenues from such services received by Ensemble during the same period, including a subsidiary, sister company or related party of the Potential Recipient, Client shall not be required to cause Potential Recipient to outsource such services to Ensemble and such affiliated revenue cycle management company shall be free to continue to operate as a stand-alone company and provide similar services to the Potential Recipient, and the Potential Recipient may receive such similar services, from such affiliated party.

2.7.1.4.

Notwithstanding anything to the contrary herein, with respect to a non-United States-based health care facility or physician group, Client shall use commercially reasonable efforts to engage Ensemble in accordance with the terms of this Section 2.7.1 but shall not be required to terminate any existing agreements.

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2.7.2.

Divestitures. Client shall not be prohibited from selling or otherwise divesting any facility or physician group (which divestiture of a physician group shall not be deemed to include terminations and resignations of physicians) which is receiving Services pursuant to this Agreement (each such sold or divested facility or physician group of Client receiving Services pursuant to this Agreement, a “Sold Facility”) so long as Client is capable of satisfying its obligations hereunder after giving effect to such Sold Facility. Notwithstanding the foregoing, the Client shall pay Monthly Divestiture Fees, if any, as determined pursuant to this Section 2.7.2 with respect to any Sold Facility as follows:

(i) if the Net Patient Revenue of the Sold Facility is less than or equal to the then-current Basket, no Monthly Divestiture Fees shall be owing;

(ii) if (A) the Net Patient Revenue of the Sold Facility exceeds the then-current Basket (such excess over the greater of (x) $0 and (y) the then-current Basket, the “Fee Eligible NPR”) and (B) neither such Sold Facility nor the acquirer thereof enters into an agreement with Ensemble for substantially similar services as provided to such Sold Facility pursuant to this Agreement for a term of not less than five years (any such agreement, a “Buyer Contract”), then Client shall pay to Ensemble the applicable Monthly Divestiture Fee on the last day of each calendar month commencing in the month after the closing of such sale or divestiture of such Sold Facility and continuing until the date which is the earlier of:

(1) with respect to such portion of the Fee Eligible NPR which is less than or equal to the 5 Year Floor, the Monthly Divestiture Fees through the date the earlier of (x) the date the Net Patient Revenue of the Sold Facility is no longer Fee Eligible NPR (i.e., as a result of the increase in the Basket after the date of the sale or divestiture of such Sold Facility), (y) the date five (5) years after the date of the first payment of Monthly Divestiture Fees with respect to such Sold Facility, or (z) the expiration of the Initial Term; and

(2) with respect to the portion of the Fee Eligible NPR which is greater than the 5 Year Floor, the Monthly Divestiture Fees through the date the earlier of (x) the date the Net Patient Revenue of the Sold Facility is less than or equal to the 5 Year Floor, or (y) the expiration of the Initial Term; provided, however, following commencement of payments of Monthly

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Divestiture Fee, (A) if the Net Patient Revenue of the Sold Facility is less than or equal to the 5 Year Floor but greater than the then-current Basket, then such Monthly Divestiture Fee shall be paid in accordance with subpart (1) above, and (B) if the Net Patient Revenue of the Sold Facility is less than or equal to the then-current Basket, then such Monthly Divestiture Fee shall immediately terminate and no further fees shall be owing in respect of such Sold Facility.

Attached as Appendix 4 is a calculation of the Monthly Divestiture Fees for example purposes only.

For purposes of this Section 2.7.2, the following definitions shall apply:

“5 Year Floor” means, as of a specific date, the then-current Basket as of such date plus $ [***] to the extent such not taken into consideration in connection with a then-prior Sold Facility.

“Basket” means, as of a specific date, the amount equal to (i) $ [***] less the aggregate amount of Net Patient Revenue with respect to a previously Sold Facility for which no Buyer Contract is executed; plus (ii) the aggregate amount of any Net Patient Revenue of Client acquired after the Effective Date (provided that an acquisition of a physician group shall not be deemed to include the hiring of physicians); plus (iii) the aggregate Net Patient Revenue for the immediately preceding twelve months (determined on a pro forma basis for any partial years) of any facility or physician group of [***], or any affiliate of any of the foregoing that enters into a contract with Ensemble after the Effective Date for full outsource services.

“Monthly Divestiture Fee” means, with respect to a Sold Facility, (A)(i) the allocable portion of the annualized average monthly fee paid by Client to Ensemble in the twelve months prior to the sale or divestiture of such Sold Facility in respect of such portion of the Net Patient Revenue of the Sold Facility applicable to such Sold Facility which exceeds the then-current Basket multiplied by (ii) [***] percent ([***]%) and divided by (B) 12.

For the purposes of this Section 2.7.2, Net Patient Revenue is calculated on a last twelve months basis as of the time of the divestiture.

As condition, and prior to making any divestiture hereunder, Client must be solvent.

2.8.

Responsibility for Resources. Except as otherwise expressly provided in this Agreement or the applicable SOW, Ensemble will be responsible for providing the facilities, personnel, equipment, software, technical knowledge, expertise and other resources Ensemble deems necessary to provide the Services.

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2.9.

Service Levels. Commencing as of the Commencement Date for each SOW, Ensemble will perform the Services under that SOW at a level of performance that at least meets the Service Levels set forth in that SOW. Ensemble will perform all Services without expressly defined Service Levels with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and efficiency as the greater of (i) the level provided prior to the relevant SOW Commencement Date by or for Client, or (ii) levels achieved by well-managed operations performing services similar to the Services.

2.10.	Technology and Process Evolution. [***].

2.11.	Reprioritization. [***].

3.

Exclusivity. Subject to Client’s exercise of any rights permitted by Section 9.9, Client has retained Ensemble as its sole and exclusive agent to provide the Services as set forth in this Agreement and each SOW to Client and its controlled affiliates from and after the Effective Date. This exclusivity shall not apply to any Client controlled affiliates with respect to services provided outside of the United States and shall not apply to other services which Ensemble is unwilling or unable (within 60 days of issuance of the change order) to provide, or with respect to any Potential Recipient if Ensemble has not satisfied the Acute Compliance Conditions or Physician Compliance Conditions, as applicable, with respect to such Potential Recipient at the time of acquisition.

In the event that Client or any of its controlled affiliates elects to provide for itself (or engage third parties to provide for it) any services that Ensemble does not provide, but that reasonably relate to the Services, provided that Client has given Ensemble the reasonable opportunity to provide such services and Ensemble has determined that it cannot or will not provide, or has otherwise failed to provide in a reasonable time period, such services, Ensemble shall reasonably cooperate with Client, and its designated third-party service providers, including with regard to, as applicable or required, the integration and interfacing of such other services with the Services (except that if Client requests assistance beyond reasonable cooperation from Ensemble hereunder and such requested assistance requires Ensemble to expend material additional time or effort, or to incur material additional out-of-pocket expenses, beyond the then-current scope of the Services being provided under this Agreement, then Ensemble shall provide such assistance and Client shall compensate Ensemble for such additional time, effort, or expenses on a time and material basis at the professional service rates set forth in the applicable SOW, and where no such rates are set forth in an SOW, at Ensemble’s then current generally available market rates, or on such other basis as the Parties may agree).

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

4.	SUBCONTRACTORS/AUDITS.

4.1.

Subcontractors. Except as otherwise provided herein or in any given SOW with respect to any personnel or Services to be provided onsite at the Facilities or other locations of Client, and expressly subject to the provisions of Section 4.2, Ensemble may provide Services remotely from Ensemble’s (or its subcontractor) locations. [***].

4.2.

SOC Audits. Ensemble shall, at its sole expense, require an audit conducted annually by independent third-party auditors that result in a SOC 1 Type 2 (or Type II) report that conforms with Statement on Standards for Attestation Engagements (SSAE) No. 16 issued by the AICPA (or any succeeding or replacement standards or statements). Commencing in 2020, Ensemble shall, at its sole expense, require an audit to be conducted annually by independent third-party auditors that result in a SOC 2 Type 2 (or Type 11) report that covers or addresses the security, availability, processing integrity, confidentiality, and privacy of the systems, processes, data, and information used in providing the Services. [***].

5.	MANAGED CONTRACTS.

5.1.

“Managed Contract” means the contracts between Client and a third party vendor that are listed in an SOW or were managed by Ensemble on behalf of Client immediately prior to the Effective Date (each, a “Managed Contract),” and new or replacement contracts for similar services or products.

5.2.

With respect to Managed Contracts, Ensemble shall (i) oversee and manage operational day-to-day service or product delivery of the vendor, monitor performance, and escalate problems for resolution, (ii) determine placement criteria for all accounts; and (iii) notify the Client of any failure by a vendor to perform in accordance with the performance standards or other terms and conditions in a Managed Contract.

5.3. [***].

6.	TIMELINESS AND SAVINGS CLAUSE.

6.1.

ENSEMBLE AGREES THAT TIME IS OF THE ESSENCE WITH RESPECT TO ITS PERFORMANCE OF ITS OBLIGATIONS IN A MANNER THAT, TO THE EXTENT WITHIN IT’S CONTROL, MEETS OR COMPLIES WITH SUCH DEADLINES, TIMEFRAMES, AND SERVICE LEVELS.

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6.2.

In order to facilitate Ensemble’s performance of the Services, Client will, at its own cost and expense, perform those tasks and fulfill those responsibilities of Client as expressly set forth in this Agreement or the applicable SOW, or otherwise agreed in writing by Client and expressly identified as a “Client Responsibility” in the applicable SOW, including furnishing the Client Required Resources described in each SOW and performing any tasks expressly retained by Customer that are relevant to the Services (collectively, the “Client Responsibilities”).

6.3.

Client’s failure to perform, or cause to be performed, any of the Client Responsibilities will not constitute grounds for termination of this Agreement or an SOW. Ensemble’s non-performance of its obligations will be excused if and solely to the extent that such Ensemble non-performance is caused by Client’s failure to perform any Client Responsibilities expressly set forth in this Agreement, provided that (a) Ensemble promptly provides Client with notice of such non-performance caused by Client’s failure to so perform and (b) Ensemble must in any event use commercially reasonable efforts to perform notwithstanding Client’s failure to so perform and to mitigate the adverse consequences of Client’s failure to so perform. If Ensemble’s use of commercially reasonable efforts to perform in such a circumstance would cause Ensemble to incur incremental uncompensated expenses, Ensemble may so notify Client. In that case, Ensemble’s obligation to continue its efforts to work around Client’s failure to perform will be subject to Client agreeing to compensate Ensemble for its incremental uncompensated expenses incurred in the course of such efforts.

7.

RETAINED AUTHORITY. For the avoidance of doubt, Client shall at all times retain and have the exclusive right and authority to promulgate Client Policies, including: (i) determine, define, and establish Client’s business processes and related requirements, as well as Client’s business, management, and operational strategies; (ii) define, control, and modify, as Client deems appropriate from time to time, Client’s technology architecture, platform, and infrastructure; (iii) manage approval limits with respect to denial and administrative adjustments; and (iv) maintain full control over decisions and actions on all claims involved in or prior related to settlements (in the event Client settles with payer for an amount less than Ensemble negotiates and confirms in writing with payor, Client will pay Ensemble fees based on such Ensemble negotiated settlement amount), official corrective actions, Corporate CIAs, civil or criminal penalties, and sanctions. Subject to Section 2.2 and, if applicable, the Parties’ agreement on a Change Order ([***]), Ensemble shall at all times provide the Services in a manner consistent with and in compliance with Client Policies. Client shall provide Ensemble with notice of any modifications or additions to Client Policies by sending such modifications or additions to Ensemble in accordance with the process established in governance. Ensemble shall cooperate with Client, and provide Client with advice, information, and assistance, in identifying and defining projects outside the then-current scope of the Services, but related to the Services, that would reasonably be expected to be beneficial to Client.

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8.	PAYMENT & DISPUTED FEES.

8.1.

Fees. Fees for the Services under each SOW are set forth in the applicable SOW (“Fees”). Client will pay Ensemble the Fees for Services plus reasonable SOW-related travel and other expenses in accordance with Client’s travel policy made available to Ensemble, Ensemble will invoice Client on a monthly basis, and will include with each invoice the documentation that supports the amounts reflected on the invoice and as otherwise reasonably requested by Client to verify the amounts on the invoice. Payment is due thirty (30) days from receipt of Ensemble’s invoice. In the event of termination, Client will promptly pay amounts owed to Ensemble for Services rendered through the effective date of termination or as specified by the SOW. Any undisputed Fee not received when due will bear interest at the lower of 1% per month or the highest rate permitted by law. The only amounts for which Ensemble may invoice Client, and for which Client is obligated to pay, for the Services under each SOW are the Fees expressly provided as the responsibility of Client in that SOW. No Fees may be added or changed without the prior written agreement of the Parties, which may be in the form of a Change Order or other written agreement.

8.2.	Client will not be responsible for paying any Fees identified on an invoice that are submitted by Ensemble more than 90 days past the date on which Ensemble was first entitled to invoice those Fees.

8.3.

Except as may be expressly provided otherwise in an SOW, Client does not make any, and will have no, minimum commitment of any kind under this Agreement or any SOW, whether as to volume, scope, value, duration, labor hours or revenue of Services or otherwise, and the Fees, Service Levels and other terms or conditions will not in any way be conditioned on any such commitment.

9.

TERM & TERMINATION. This Agreement commenced on the Effective Date and, unless earlier terminated, shall continue in effect until thirty days (30) after the expiration or termination of all SOWs under this Agreement. Each Full Outsource SOW, and any other SOW that expressly specifies a term of ten (10) years (collectively, the “10-Year SOWs”) shall be effective for a ten (10) year term from the Effective Date, unless sooner terminated as provided herein (the “Initial Term”). Notwithstanding anything to the contrary, but except as mutually agreed by Client and Ensemble, each SOW executed after the Effective Date shall have an expiration coinciding with the expiration of the 10-Year SOWs and shall otherwise be subject to all terms and conditions of this Agreement and SOWs #1, #3 and #4 (except with respect to pricing, for which the pricing set forth in this Agreement shall apply, and for SLAs and KPIs, which will be mutually agreed among the parties).

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At the end of each of the third (3rd) and sixth (6th) anniversary of the Initial Term (each such anniversary being an “Extension Opportunity”), the term of each 10-Year SOW shall automatically renew for a period of an additional three (3) years from the end of the then-current termination date subject to, at the time of such Extension Opportunity, with respect to such 10-Year SOW that is a Acute SOW, satisfaction of the Acute Compliance Conditions and with respect such 10-Year SOW that is a Physicians SOW, satisfaction of the Physicians Compliance Conditions, provided that that if either the Acute Compliance Conditions or Physician Compliance Conditions are not satisfied on the date of the applicable Extension Opportunity, with respect to the Acute SOWs or Physician SOWs, as applicable, the Extension Opportunity shall be extended for an additional three months, and the Acute Compliance Conditions or Physician Compliance Conditions, as applicable, shall be tested at the end of such three-month period assuming a trailing 15 month period in lieu of a trailing 12 month period and such Acute SOWs or Physician SOWs, as applicable, shall be automatically renewed in accordance with this paragraph if Ensemble satisfies such retested compliance conditions.

If the Initial Term of any SOW is automatically renewed at year three and/or year six in accordance with the foregoing, the Savings Credit, as defined in such SOW to the extent applicable, shall increase from (i) [***] to [***] contemporaneously with the first extension at year three and (ii) [***] to [***] contemporaneously with the second extension at year six.

Nothing set forth herein shall preclude the Parties from otherwise agreeing to extend the term of this Agreement or any SOWs upon their mutual written agreement in the event the term is not subject to automatic extension.

For the avoidance of doubt, any extension of the term of this Agreement shall also extend the term of any effective SOW unless otherwise mutually agreed between the Parties.

9.1.	Client Termination Rights. Client may terminate this Agreement or any SOW, in whole or in part, without any liability for damages to Ensemble, if:

9.1.1.

Ensemble materially breaches any provision of this Agreement, including the Business Associate Agreement, or any SOW and fails to cure such breach within sixty (60) days (or such other period as may be expressly provided in a SOW) of receiving written notice of such breach; provided that with respect to breach of any KPIs subject to Section 3.6 of the applicable SOW, it shall not be considered a material breach unless the Client would be able to terminate the applicable SOW under Section 3.6 thereof, if applicable;

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9.1.2.

Ensemble commits multiple breaches of this Agreement or an SOW, none of which is necessarily a material breach, but which have an aggregate effect comparable to that of a material breach of this Agreement or an SOW, and Ensemble fails to cure the breaches within sixty (60) days of receipt of written notice of such breaches by Client; provided that with respect to breach of any KPIs subject to Section 3.6 of the applicable SOW, it shall not be considered a breach unless the Client would be able to terminate the applicable SOW under Section 3.6 thereof, if applicable;

9.1.3.

Client has suffered damages for which Ensemble is responsible in an aggregate amount exceeding or reasonably likely to exceed the damages cap set forth in Section 26.2, and Client provides written notice of its intent to terminate no later than thirty (30) days following the occurrence of the circumstance giving rise to such termination and such written notice shall provide for such termination to be effective no more than one hundred eighty (180) Calendar Days following the date of such notice; or

9.1.4.	The Business Associate Agreement is terminated for any reason.

9.2.

By Ensemble for Non-Payment. Ensemble shall have the right to terminate an SOW if, and only if, (A) (i) Client fails to pay Ensemble undisputed Fees when due and payable in an amount exceeding the aggregate amounts invoiced by Ensemble under that SOW during the immediately preceding two (2) month period, and (ii) fails to pay such undisputed amounts within thirty (30) days after the date Client receives written notice of such non-payment from Ensemble that reduces the outstanding amount to within the limit set forth in clause (i) above, or (B) (i) Client fails to place into an escrow account any disputed amounts as required by and in accordance with the terms in any SOW, and (ii) fails to place such amounts into the escrow account within fifteen (15) days after the date Client receives written notice of such failure.

9.3.

For an Event of Force Majeure. Client may, upon providing Ensemble with written notice of termination, and without penalty or incurring additional liability, terminate any SOW under which Ensemble’s performance of its obligations has been materially suspended, delayed, impeded, or interrupted by a Force Majeure Event for more than twenty (20) consecutive calendar days and such performance has then not yet fully resumed. “Force Majeure Event” means default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God; wars, riots, civil disorders, acts of terrorism, rebellions or revolutions, or any other similar cause beyond the reasonable control of such Party.

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9.4.	[Reserved].

9.5.	[Reserved].

9.6.	[Reserved].

9.7.

Legislative, Regulatory or Administrative Change. In the event of a change in law or regulation which (a) the continuation of Services hereunder would cause or reasonably be likely to cause a material and adverse effect on the performance by Ensemble or receipt by Client of the Services and associated fees and expenses contemplated in this Agreement, in each case, taken as a whole, or (b) make this Agreement or any SOW unlawful, the Parties shall immediately upon notice of such change in law or regulation enter into good faith negotiations for a period of sixty (60) days and use commercially reasonable efforts to enter into a new arrangement pursuant to this Agreement that complies with such changed or adopted law or regulation in a manner which approximates, as closely as possible, the economic position of the Parties prior to the change; provided if such negotiations do not result in a new arrangement after sixty (60) days of negotiations, then either Party may terminate upon thirty (30) days’ written notice to the other Party.

9.8.

Effect of Termination. In the event this Agreement or any SOW is terminated in accordance with this Agreement, Ensemble shall be entitled to receive payment of all undisputed amounts then due and owing for all Services provided pursuant to the SOW through the effective date of termination and expenses incurred, to the extent such expenses are the responsibility of Client as provided in this Agreement or the applicable SOW, through the effective date of termination (and any termination assistance period) and associated terms/timelines, but shall not be entitled to any other fees or expense reimbursements unless otherwise provided in the applicable SOW.

9.9.	Step-In Rights. [***].

9.10.

Survival. Those provisions of this Agreement or any SOW that, by their nature or express terms, are intended to survive termination or expiration of this Agreement or any SOW will remain in full force and effect, including, without limitation, Section 15 (Confidential Information), Section 24 (Medicare Access to Records), Section 26 (Limitation of Liability), Section 27 (Intellectual Property; Inventions; Infringement Indemnity), and Section 33 (Indemnification).

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

10.	TERMINATION ASSISTANCE.

10.1.

lnsourcing/Resourcing Assistance. Commencing on a date and continuing for the periods of time specified by Client, not to exceed [***] in the aggregate after the effective date of any termination or expiration of this Agreement or any SOW, Ensemble shall, reasonably cooperate with Client, and any third-party service providers designated by Client, in the transfer of the work that had been performed by Ensemble under any applicable SOW to Client, or its designated third-party service providers, as necessary in order to facilitate an orderly transfer and transition of such work (the “lnsourcing/Resourcing Assistance”) (e.g., transition planning, knowledge transfer, training, consulting services). To the extent Ensemble can provide lnsourcing/Resourcing Assistance without incurring additional expense and still meet its other obligations under the Agreement, such services will be at no additional charge. In all other events, such services shall be provided at Ensemble’s then current market rates for the applicable personnel.

10.2.

Continuation of In-scope Services. In addition to Section 10.1, Client may extend the term beyond the effective date of expiration or termination for multiple periods of up to [***] days each so long as the aggregate extension does not exceed [***] for the continued provision of the in-scope services specified in an SOW, provided that Client provides Ensemble with at least 90 days prior notice to any such extension. Ensemble shall provide such in-scope services in accordance with the terms of the Agreement, including pricing, provided that if Ensemble has terminated this Agreement for cause for non-payment, Ensemble may require that Client pay estimated charges monthly in advance based on the average monthly charges for the twelve-month period preceding the effective date of termination or expiration..

10.3.	[***]

10.4.	Offers to In-Scope Personnel. [***].

10.5.

Notwithstanding anything to the contrary contained herein, in the event of termination of this Agreement pursuant to Section 9.7, if the providing of assistance pursuant to Section 10.2 would be unlawful, Ensemble shall not be required to provide any assistance pursuant to Section 10.2 to the extent unlawful.

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

11.	NO SUSPENSION OR INTERRUPTION.

[***].

12.	PERSONNEL.

12.1.

Ensemble Account Manager. Throughout the Term, Ensemble shall provide an appropriately qualified, capable, experienced, and skilled full-time, dedicated individual (Ensemble’s “Account Manager”) who: (i) is reasonably acceptable to Client; (ii) shall be in charge of Ensemble’s performance of Services; (iii) shall serve as the designated representative of Ensemble on all matters relating to this Agreement; and (iv) shall be located in Cincinnati, Ohio. Client shall provide dedicated office space for the Account Manager. Ensemble’s initial Account Manager shall be [***]. Ensemble’s Account Manager shall be deemed one of the Key Personnel, as defined in Section 12.4, for each SOW, regardless of whether specified as such therein.

12.2.

Client Account Manager. Client shall appoint an individual who shall be the designated representative and primary contact person of Client and its affiliates on all matters relating to this Agreement (Client’s “Account Manager,” with [***], SVP Ops Finance, to initially serve as Client’s Account Manager hereunder). Client may replace Client’s Account Manager as it deems appropriate from time to time, promptly notifying Ensemble of any such replacement.

12.3.	Reserved.

12.4.

Key Personnel. Each SOW shall identify the individuals (if any) who are designated as, or the applicable positions the holders of which shall be designated as, “Key Personnel” with respect to such SOW. Ensemble may not replace or remove any of the Key Personnel from performance hereunder or under any applicable Statement of Work for the period specified in the applicable SOW for such personnel (the “Committed Period”) from original placement without obtaining Client’s prior written consent, except when a Key Personnel is terminated or otherwise incapable of performing his or her duties. Any individual proposed by Ensemble to be assigned as one of the Key Personnel (or as a replacement for any of the Key Personnel) shall be subject to Client’s prior interview and approval, at a time and place reasonably designated by Client). In replacing any of the Key Personnel, except to the extent prevented by circumstances beyond Ensemble’s control, Ensemble shall ensure that there is a commercially reasonable period of overlap during which the person being replaced transfers appropriate knowledge and provides appropriate training to the new holder of the position. Client shall appropriately respond within five (5) business days to any request received from Ensemble for Client’s consent, approval, or other decision regarding the replacement, removal, assignment, interviewing, or approval of Key Personnel hereunder.

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

12.5.

Hiring and Orientation of Other Staff. Ensemble shall assign to performance under each SOW such personnel as are sufficient to provide the Services (any personnel and subcontractors of Ensemble’s, and any personnel of any such subcontractors, assigned to or involved in the performance of Services under this Agreement at any given time, collectively, the “Ensemble Personnel”). Each of the Ensemble Personnel shall possess such experience, competence, ability, education, training, certification, and other qualifications as are necessary and appropriate for the roles they are assigned to in providing the Services. Client will use commercially reasonable efforts to provide Ensemble with a copy of any updates to all Client Policies, within a reasonable time after any such updates are made, by providing copies of such Client Policies in accordance with the method established by the Service Delivery Committee, and Ensemble shall not be required to comply with any such updates until it has been provided with a copy thereof. In accordance with Section 12.6, Client shall be entitled to request or cause the removal of any Ensemble Personnel then assigned by Ensemble to work onsite at any Facility or who otherwise materially interact with Client’s or its Facilities’ staff or personnel.

12.6.

Replacement of Personnel. If any of the Ensemble Personnel materially fails to comply with a Client Policy, Client may provide Ensemble with notice thereof. Upon receipt of any such notice, and upon otherwise becoming aware of any such failures to comply, Ensemble shall promptly investigate the matter and shall promptly either: (i) take such action as is reasonable and appropriate to correct the issue; or (ii) if necessary or requested by Client, promptly remove the identified person from performance of the Services. Ensemble shall notify Client of such removal, and, unless not necessary for performance in accordance with this Agreement, replace the removed person with a properly qualified, trained, and skilled individual. In addition to and without limiting the foregoing, Client may immediately remove any Ensemble Personnel from any Client or Service Recipient facilities if the person is threatening or abusive, commits a crime, engages in an act of dishonesty while performing the Services or materially violates any Client Policy relating to harassment, substance abuse, safety, or security or use of Client or Service Recipient facilities.

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

12.7.

Background Checks. Subject to and in accordance with applicable law, prior to assigning any Ensemble Personnel to provide any Services, Ensemble shall appropriately verify, at Ensemble’s sole cost and expense, the qualifications of such employee in accordance with Ensemble’s reasonable and lawful personnel policies, which shall include, at a minimum, verifying employment history, conducting reference checks (required only for Key Personnel), verifying the highest level of technical training or education completed and degrees awarded, verifying immigration status, conducting a security and criminal background check that includes investigation and identification of all criminal convictions of such individual, and any criminal charges pending against such individual, in the locations at which the individual has resided at any time during the then-immediately preceding ten (10) years, and an investigation of whether the individual has a history of workplace violence, sexual harassment, child molestation, etc., and verification that any Ensemble Personnel is not debarred, suspended, excluded or otherwise sanctioned by any Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)) or other government procurement or nonprocurement program by checking (i) System for Award Management exclusion list (the “SAM List”) and (ii) U.S. Department of Health and Human Services Office of Inspector General’s List of Excluded Individuals/Entities (the “OIG List”), or any successors to such lists. Only individuals who pass all such investigations, considering all relevant factors, may be assigned to performance hereunder, and if at any time Ensemble discovers that any of the Ensemble Personnel then assigned to the provision of Services hereunder does not meet any of the foregoing requirements, or otherwise should not have passed any such investigation, then Ensemble shall immediately notify Client thereof and promptly replace such person in accordance with this Agreement. After engaging any Ensemble Personnel, Ensemble shall check the SAM List and the OIG List on a monthly basis to confirm that no Ensemble Personnel are sanctioned by any government program. In the event that any Ensemble Personnel has been sanctioned, then Ensemble shall notify Client and remove such Ensemble Personnel from the performance of any aspect of this Agreement within two (2) business days of Ensemble learning of the sanction. Any failure of Ensemble to so remove such sanctioned Ensemble Personnel will be deemed a material breach of this Agreement.

12.8.

Control and Direction of Employees. Ensemble shall be solely responsible for controlling and directing the Ensemble Personnel and determining the means, manner, and method of performing the Services in accordance with this Agreement and any applicable SOW. The Ensemble Personnel shall not be, and shall not be deemed to be or treated as, employees of Client for any purpose, including, but not limited to, for purposes of any compensation, holidays, vacations, workers’ compensation and disability benefits, insurance, or other employee benefits otherwise offered or provided by Client (with, as between the parties, Ensemble being responsible for all such matters with

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

respect to the Ensemble Personnel). As between the Parties, Ensemble is also responsible for providing any notices required by applicable law (including, but not limited to, any notices required by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., or by any state or local statute, code, regulation or ordinance that is analogous or similar thereto) relating to any termination or redeployment of Ensemble Personnel, whether in connection with any expiration or termination of any SOW or otherwise. Except as otherwise provided below or as otherwise mutually agreed by the Parties in writing from time to time, Ensemble is responsible for providing, in a timely manner and at Ensemble’s sole cost, to any Ensemble Personnel embedded or working onsite at any given Facility any tests, immunizations, and vaccinations (including, but not necessarily limited to, annual flu immunizations and annual tuberculosis testing) then required by Client for their respective employees working onsite at such Facility, as Client informs Ensemble thereof for each Facility from time to time. Notwithstanding the foregoing, the Ensemble Personnel working onsite at any given Facility shall be entitled to receive a flu immunization at no charge at the Facility during the limited period of time each year when flu immunizations are being made available by Client to the Facility’s personnel. If any of such Ensemble Personnel fail to obtain a flu immunization during such period for any given year, then Ensemble shall promptly provide the flu immunization to the applicable Ensemble Personnel at Ensemble’s cost. In addition, Client will perform annual tuberculosis testing for each of the Ensemble Personnel working onsite at any given Facility, and Ensemble shall cause such Ensemble Personnel to submit to such annual testing. Client shall invoice Ensemble, and Ensemble shall promptly pay or issue a credit to Client, for such tuberculosis testing at 100% of the then-current Medicare rate applicable to such testing.

12.9.	[***]

13.	COMPLIANCE.

13.1.	HIPAA. The Parties to this Agreement have entered into HIPAA Business Associate Agreement, attached as Appendix 3, that in incorporated herein by this reference (the “Business Associate Agreement”).

13.2.

Compliance with Laws. Each Party shall, at its own costs and expense, obtain all necessary regulatory approvals, licenses and permits applicable to its business and its performance obligations hereunder and shall comply at its expense with all Laws, including changes in Laws, applicable to its business and the performance of its obligations. For Ensemble, this obligation includes those Laws applicable to the Services. Each Party shall promptly notify the other party’s compliance officer of any potential or

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

purported noncompliance with any Laws of which such party becomes aware, and such information shall be deemed Confidential Information. “Law(s)” means any applicable statute, regulation, ordinance, rule, order, decree or governmental requirement enacted, promulgated or imposed by any governmental authority at any level (including municipal, county, province, state or national), or a combination thereof, including HIPAA and other privacy laws, and the standards, rulings and regulations of the Joint Commission, [***]. Laws also include all generally accepted accounting principles of the United States, as such principles and standards may be modified during the Term by the Financial Accounting Standards Board or other applicable authorities.

13.3.	Client’s Auditing/Monitoring Plan(s). [***].

13.4.	Notice to Agents. Vendors, and Contractors. [***]

14.	INFORMATION TECHNOLOGY.

14.1.	Data Security.

[***].

14.2.	Security Governance. [***].

14.3.	Vulnerability Testing.

[***].

14.4.	Third-Party Software.

[***].

15.	CONFIDENTIAL INFORMATION.

15.1.

In connection with this Agreement, each Party (as the “Disclosing Party”) may disclose or make available Confidential Information to the other Party (as the “Receiving Party”). During the Term of this Agreement for non-personally identifiable information, each Party agrees to hold the Confidential Information of the other Party in strict confidence and to make no disclosure of such information, directly or indirectly, without the other party’s prior written consent.

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

15.2.

A Party may disclose Confidential Information only (i) to its personnel who have a need to know, and agents, affiliates and subcontractors who have a need to know and who have previously executed written confidentiality agreement imposing confidentiality obligations with materially similar terms set forth in this Section 15 or who are otherwise under an obligation of confidentiality at least as restrictive as set forth in this Section 15 (collectively, “Representatives”) and (ii) if legally required to be disclosed by the Receiving Party (by interrogations, requests for information, subpoena or similar legal process). Each Party shall be primarily responsible and liable for any confidentiality breaches by its Representatives, if any.

15.3.

If any unauthorized disclosure, loss of, or inability to account for any Confidential Information of the Disclosing Party occurs, the Receiving Party will promptly notify the Disclosing Party and will reasonably cooperate with the Disclosing Party and take such actions as may be necessary or reasonably requested by the Disclosing Party to minimize the violation and any damage resulting from it.

15.4.

As used herein, “Confidential Information” shall include, but shall not be limited to, information, in whatever form kept or recorded, pertaining to: inventions, know-how, ideas, computer programs, designs, operations, processes, and structures; product information; research and development information; customer information; financial information; business processes and methodology, business or financial models, marketing and sales plans, personnel data; intellectual property; technology; procurement processes and strategies; and any other technical and business information of a party, which is or might reasonably be interpreted to be of a confidential, trade secret and/or proprietary character. Confidential Information shall not include any information (except for information which identifies or can be used alone or in combination with other information to identify a natural person, all of which information shall be considered Confidential Information without exception) that (i) was known to the Receiving Party without an obligation of confidentiality at the time of its disclosure from a source other than the Disclosing Party; (ii) is or becomes publicly available through no fault of the Receiving Party or its Representatives; (iii) is received from a third party who, to the knowledge of the Disclosing Party, is rightfully in possession of such information free of any obligation to maintain its confidentiality; or (iv) is independently developed by Representatives of the Receiving Party without using, referencing or disclosing any Confidential Information of the Disclosing Party (“Independent Information”).

16.

RETURN OF CONFIDENTIAL INFORMATION. Upon expiration or termination of this Agreement or any SOW or upon the Disclosing Party’s request, the Receiving Party shall promptly, at the Disclosing Party’s option, either return or destroy all of the Confidential Information and all copies thereof and other materials containing such Confidential Information and the Receiving Party shall certify in writing its compliance with the foregoing.

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

17.

INJUNCTIVE RELIEF. Each Party acknowledges that in the event of a breach of Section 15 (Confidentiality), damages may not be an adequate remedy and the Disclosing Party shall be entitled, in addition to any other rights and remedies available under this Agreement or at law or in equity, to seek injunctive relief to restrain any such breach, threatened or actual, without proof of irreparable injury and without the necessity of posting bond even if otherwise normally required.

18.

ACCURACY OF INFORMATION. Client acknowledges that the nature of this Agreement is full service end-to-end revenue cycle management services and dependent upon accuracy in nature, and Ensemble’s performance of the Services is dependent upon the accuracy and completeness of any and all information received from Client.

19.

RELATIONSHIP OF THE PARTIES. Except as otherwise provided in an SOW, and for the purpose of this Agreement, Ensemble shall be considered an independent contractor and neither Ensemble nor any of its employees, agents or contractors shall be considered an employee of the Client. Ensemble shall have control of its work and the means, manner and method in which it is performed and shall provide all qualified personnel necessary to perform its obligations under this Agreement. Each Party shall pay all wages and other amounts due its employees and be responsible for all withholdings, insurance premiums, and worker’s compensation and benefit plan contributions related to its employees. Nothing contained herein shall be construed as creating an agency, joint venture or partnership between the Parties.

20.

INELIGIBLE PERSONS. Ensemble represents and warrants that neither it, nor any of its employees, agents or independent contractors who at any time perform services under this Agreement, is an “Ineligible Person” as herein defined. Ensemble shall notify Client immediately if it becomes aware that it is an Ineligible Person or is facing sanctions which could include being named an Ineligible Person. Ensemble agrees that if Ensemble itself becomes an Ineligible Person, Client may terminate this Agreement effective upon Ensemble receipt of written termination notice. Ensemble further agrees to appropriately screen its employees, agents and independent contractors to ensure no such individual is or proposed to be an Ineligible Person AND not to permit any of its employees, agents or independent contractors who are or become Ineligible Persons to perform Services under this Agreement. As used herein, “Ineligible Person” means any individual or entity who (i) is excluded, debarred or otherwise ineligible to participate in the Federal health care programs (e.g. Medicare, Medicaid, etc.) or in Federal procurement programs; or (ii) has been convicted of a criminal offense related to the provision of health care items or services.

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

21.

GOVERNANCE. The Parties shall maintain the governance model specified in Appendix 2 and shall further define the members and duties associated with each committee specified therein as necessary to facilitate the proper performance of the services and the relationship.

22.	DISPUTE RESOLUTION. The Parties shall implement an informal dispute resolution process in the development of the governance model. The Parties may agree to non-binding arbitration in Cincinnati, OH.

23.	CLIENT DATA.

23.1.

As between the parties, the Client Data, as defined below, is and shall remain, at all times, the sole and exclusive property of Client. EnsembIe shall have no right, title or interest in any Client Data, nor may Ensemble or any of its subcontractors possess or assert any lien to or other right against or to any Client Data. except that Ensemble shall have the right to access and use the Client Data solely as necessary and appropriate for EnsembIe performance under this Agreement. Neither any Client Data nor any summaries, indexes, aggregations, records, data, files, input materials, processed data, results of data analyses, information, reports, forms, or other derivatives thereof may be used, disclosed, sold, commercialized, or commercially exploited in any manner without the express prior written consent of Client, on a case-by- case basis.

23.2.

Without limiting Ensemble’s obligations otherwise under this Agreement, the applicable SOW or the Client Policies, Ensemble will establish and maintain reasonable and appropriate safeguards designed to protect against the destruction, loss or alteration of Client Data in the possession or control of Ensemble (or its subcontractors) that are no less rigorous than the highest of (a) those maintained by Client to the extent made known to Ensemble in advance, (b) those maintained by Ensemble for its own data of a substantially similar nature, or (c) industry standards and best practices for ‘tier one’ suppliers of services substantially similar to the Services.

23.3.

As used herein, “Client Data” means any data, materials, or information (regardless of form, medium, or source from which derived) provided or made available or accessible to Ensemble hereunder by, or that are otherwise owned by or relate to, Client or Service Recipients or to any of its or their customers, end-users, patients, health care providers, payors, employees, agents, and representatives, including, for example: (i) any data, materials, or

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

information at any time maintained or stored in, or created or generated by or in connection with the use or operation of, any information systems, databases, or software of Client (including any data in any information systems, databases, or software maintained for or on behalf of Client or its patients or customers) and all summaries, indexes, and aggregations of any such data, materials, and information (regardless of whether owned by Client or any third party, or whether input, generated, produced, or compiled by Client, by any third party suppliers or service providers of Client, by any end-users, or by Ensemble); and (ii) all other records, data, files, input materials, processed data, results of data analyses, information, reports, forms, and other items of or relating to Client that may be received, computed, transmitted, developed, used, or stored by Ensemble, or by any of the Ensemble personnel, for or on behalf of Client, in connection with this Agreement, but excluding in any event any data and information (a) regarding the internal business operations of Ensemble and any correspondence between the parties, to the extent such data, information, and correspondence do not contain items described in the foregoing clause (i) and (b) that constitutes Ensemble’s intellectual property.

24.

ACCESS TO RECORDS. In the event that Section 1861(v)(1)(I) of the Social Security Act, 42 U.S.C. section 1395x (v)(1)(I) is applicable to this Agreement, Ensemble agrees that (i) until the expiration of 10 years after the furnishing of any services pursuant to this Agreement, Ensemble shall make available, upon written request by the Secretary of U.S. Department of Health and Human Services or the Comptroller General of the U.S., or any of their duly authorized representatives, this Agreement and books, documents, and records of Ensemble that are necessary to certify the nature and extent of the cost of services provided pursuant to this Agreement and (ii) shall include a similar such clause in any subcontract to this Agreement entered into by Ensemble after the Effective Date with a value of $10,000 or more over a twelve month period.

25.

WARRANTY. Ensemble shall provide Services under this Agreement in a good, workmanlike, and professional manner in accordance with the applicable industry standards, applicable laws, rules and regulations and the terms and specifications set forth in this Agreement and the applicable SOW, except to the extent a failure to perform in accordance with the foregoing is caused by Ensemble’s compliance with a Client Policy. Ensemble has all necessary right, title, license, and authority to enter into this Agreement and each SOW, and the person signing this Agreement on behalf of Ensemble has full authority to bind Ensemble to the terms and conditions hereof. Performing the Services will not conflict with any other agreements to which Ensemble is a party. THE WARRANTIES IN THIS AGREEMENT CONSTITUTE THE SOLE WARRANTIES PROVIDED BY ENSEMBLE WITH RESPECT TO THE SERVICES PROVIDED PURSUANT TO

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

THIS AGREEMENT. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED. ENSEMBLE SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND INFORMATIONAL CONTENT. For use of third party software licensed by Client, Client warrants that it has the required license to permit such use.

26.	LIMITATION OF LIABILITY.

26.1.

CONSEQUENTIAL DAMAGES. UNDER NO CIRCUMSTANCES WILL EITHER PARTY HAVE ANY OBLIGATION OR LIABILITY TO THE OTHER HEREUNDER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, COLLATERAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES INCURRED BY THE OTHER PARTY (INCLUDING LOST BUSINESS, LOST PROFITS, DAMAGES TO BUSINESS REPUTATION), REGARDLESS OF HOW SUCH DAMAGES ARISE, WHETHER OR NOT A PARTY WAS ADVISED SUCH DAMAGES MIGHT ARISE, OR THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

26.2.

DIRECT DAMAGES. IN NO EVENT SHALL ENSEMBLE OR CLIENT HAVE ANY OBLIGATION, OR BE LIABLE FOR ANY DAMAGES, DIRECT OR OTHERWISE, IN EXCESS OF $[***] PER CALENDAR YEAR. THIS LIMITATION IS CUMULATIVE; THE SUM OF MULTIPLE CLAIMS MAY NOT EXCEED THIS LIMIT. FOR CLARITY, FEES SHALL NOT INCLUDE ANY EXPENSE ENSEMBLE IS ENTITLED TO OFFSET IN ACCORDANCE WITH AN SOW.

26.3.	EXCEPTIONS. [***]

26.3.1.	[***]

26.3.2.	[***]

26.3.3.	[***]

26.3.4.	[***].

27.

INTELLECTUAL PROPERTY; INVENTIONS; INFRINGEMENT INDEMNITY. Ensemble has invested considerable resources in the development of its intellectual property and business processes: including but not limited to items documented as “Best Practices”, systems, methods, procedures, policies, techniques, and controls employed or otherwise utilized by Ensemble (collectively, “Ensemble Proprietary Materials”). As between Client and Ensemble, Client agrees that all such Property remains the sole property of Ensemble and it shall not be used, distributed, copied or otherwise employed, utilized or acquired by Client, except as provided in this Agreement or authorized in advance by Ensemble in writing.

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

To the extent any Ensemble Proprietary Materials are embedded or incorporated into any service deliverable, report, business or operating work flow, policy, procedure, recommendation, or analysis developed or provided by Ensemble to Client in the course of providing the Services, regardless of whether embodied in a tangible form or medium, Ensemble grants Client a fully paid-up, royalty free license to use such materials during the term of the applicable SOW and any termination assistance period. A Party shall indemnify, defend, and hold harmless the other Party and its successors and assigns, and its officers, directors, trustees, employees, representatives and agents harmless from and against any and all claims, losses, liability, damages, costs, and expenses (including reasonable attorney’s fees) directly or indirectly arising from or related to any third party claim that the indemnified party’s use of intellectual property provided by the indemnifying party in accordance with the Agreement infringes or constitutes a misappropriation of any third party patent, copyright, or other proprietary right.

28.

INSURANCE. Ensemble agrees to secure and maintain insurance in reasonable insurable amount for its manner of business, in conjunction and connection with its performance of this Agreement a policy or policies of self-insurance or commercial insurance written by and secured from companies rated no less than B+ in accordance with the latest edition ratings published by A.M. Best Company, Inc. In particular, Ensemble will maintain the following Insurance Coverage:

•

Commercial General Liability (CGL) Insurance including Blanket Contractual coverage with combined Single Limit, Bodily Injury and Property Damage liability of at least [***] each occurrence and [***] in the annual aggregate.

•

Automobile Liability Insurance of at least [***] combined single limit and applicable to all employees and including hired/non-owned vehicles of Company employees. Policies may not have a deductible exceeding [***].

•	Professional Liability (“for each licensed professional”) of at least [***] each occurrence, [***] in the aggregate.

•	Product Liability/Completed Operations with a Combined Single Limit coverage for Bodily Injury and Property Damage of at least [***] each occurrence and [***] in the annual aggregate.

•	Errors and Omissions (including Cyber Liability and Data Breach) of at least [***] each occurrence.

•

Workers Compensation in statutory limits containing a waiver of subrogation against Client and its affiliates, with Employer’s Liability of [***] each accident and [***] each employee disease with a [***] Policy Limit.

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

[***]. Ensemble shall furnish Certificates of Insurance, satisfactory to Client as to contents and carriers, for the coverage required above. To the extent a claim is made on the coverage required above, and such claim results from Ensemble’s breach of this agreement or tortious act or omission, such insurance shall be considered primary over all other collective insurance. In addition, Ensemble will provide Client at least thirty (30) days’ advance written notice of cancellation, termination, non-renewal, or material change of such coverage. This section shall survive the termination or expiration of the Agreement.

29.

ASSIGNMENT. Except as provided in this Agreement, neither Party may assign, transfer or otherwise convey or delegate any of its rights or duties under this Agreement to any other party, including as a result of a merger or acquisition, without the prior written consent of the other Party, and any attempt to do so will be void. Notwithstanding the foregoing, Client may assign this Agreement without obtaining Ensembles’ consent to any affiliate or in connection with the sale of all or substantially all of the assets of Client or to any successor in a merger or acquisition of Client. This Agreement shall be binding upon the respective successors and permitted assigns of the Parties. For the avoidance of doubt, any assignee to this Agreement shall assume all obligations under this Agreement and all SOWs, including all liabilities and performance obligations hereunder and thereunder.

30.

GOVERNING LAW. The laws of the state of Ohio shall govern this agreement. If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs, and other expenses

31.

Record Keeping and Audits. Ensemble shall, at Client’s request (at any time, and from time to time, during the Term and the first 10 years after any termination of this Agreement, but not more than once in any period of twelve (12) consecutive months, except in the event that an audit previously conducted pursuant to this Section revealed non-compliance by Ensemble with the terms of this Agreement or as otherwise required by any applicable or requested by any regulatory authority), allow Client or Client’s designated third-party auditors (to the extent such auditors are not direct competitors of Ensemble) to access and audit Ensemble’s facilities, books, systems, and records pertaining to its performance of the Services under this Agreement (collectively, “Service Records”) and to interview Ensemble Personnel, as reasonably necessary to (i) perform audits and inspections of Ensemble and its operations as required to meet Client’s regulatory requirements, (ii) verify the integrity of Client data (including Protected Data) by examining the systems that process, store, support and transmit the Client data, (iii) verify any amounts payable by Client under this Agreement and the amount of any credits that Ensemble is required to issue under this Agreement, and (iv) otherwise confirm Ensemble’s

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

compliance with the terms of this Agreement. For clarity, Service Records do not include any such information that is otherwise in Client’s possession or that originated in any system owned or leased by Client. Any such audits shall be conducted during business hours and with reasonable advance notice. Such audits shall include access to proprietary or confidential information of Ensemble’s only to the extent necessary for the purposes described in clauses (i) through (iv) above. [***].

32.

ENTIRE AGREEMENT/NON-WAIVER. This Agreement, including all attachments and exhibits to the Agreement, all SOWs executed under this Agreement and the Business Associate Agreement, is the entire agreement between the Parties, supersedes any and all prior agreements, written and/or oral between Ensemble and Client and may not be modified or amended except by a written document signed by both Parties to this Agreement. If any of the provisions of this Agreement shall be become invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the remaining provisions of this Agreement. In the event of any conflict between the terms of the Agreement or any SOW and the Business Associate Agreement, the Business Associate Agreement shall control. In the event of a conflict between the terms of this Agreement and any SOW, the terms of this Agreement shall control.

33.	INDEMNIFICATION.

33.1.

Ensemble will indemnify, defend and hold harmless Client and the Service Recipients from any and all losses, damages or costs, including reasonable attorney’s fees, court costs and costs of investigations (collectively, “Losses”), which Client or Service Recipients incur resulting from any third party claims of any kind which arise from (i) the actual or alleged gross negligence or willful misconduct of Ensemble, (ii) a claim by or on behalf of any Ensemble subcontractor arising from the Services, (iii) a breach by Ensemble of its obligation to comply with Laws, (iv) a breach by Ensemble of its obligations under Sections 14, 15 or 23, or its obligations under the Business Associate Agreement, (v) the death or bodily injury to a person or the damage, loss or destruction of real or tangible property of Client, the Service Recipients, Ensemble and its subcontractors to the extent caused by Ensemble, Ensemble Personnel or its third party suppliers, and (vi) the infringement or misappropriation of any intellectual property right of any third party by (A) any software, processes or other resources used by Ensemble or the Ensemble Personnel (other than software, processes and resources made available to Ensemble by Client) or their use by Client or Service Recipients in the manner contemplated under the applicable SOW and in accordance with the terms of this Agreement, or (B) Ensemble’s or its subcontractor’s performance and delivery of the Services.

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

33.2.

Client will indemnify, defend and hold harmless Ensemble from any and all Losses, which Ensemble incurs resulting from any third party claims of any kind which arise from (i) the actual or alleged gross negligence or willful misconduct of Client, (ii) a breach by Client of its obligation to comply with Laws, (iii) a claim by or on behalf of any Service Recipients arising from the Services, (iv) a breach by Client of its obligations under Sections 14, 15 or 23, (v) the death or bodily injury to a person or the damage, loss or destruction of real or tangible property of Client, the Service Recipients, Ensemble and its subcontractors to the extent caused by Client, and (vi) the infringement or misappropriation of any intellectual property right of any third party by any software, processes or other resources made available to Ensemble by Client.

34.	WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

35.

NOTICES AND COMMUNICATIONS. All instructions, notices, consents, demands, or other communications required or contemplated by this Agreement shall be in writing and shall be delivered by hand, by facsimile transmission, by overnight courier service, or by first class mail, postage prepaid, addressed to the respective party at the appropriate address as set forth below, or to such other party, or address as may be hereafter specified by written notice.

ENSEMBLE HEALTH PARTNERS	Bon Secours Mercy Health, Inc.

13620 Reese Boulevard, Suite 200	1701 Mercy Health Place

Huntersville, NC 28078	Cincinnati, OH 45137

Attn: Judson Ivy, CEO	Attn: Chief Financial Officer

All instructions, notices, consents, demands, or other communications shall be considered effectively given as of the date of hand delivery; as of the date specified for overnight courier service delivery; as of three (3) business days after the date of mailing; or on the day the facsimile transmission is received mechanically by the facsimile machine at the receiving location and receipt is verbally confirmed by the sender.

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

36.

NON-SOLICITATION. Except as provided in Section 10.4, neither Party shall solicit nor hire any personnel of the other Party, without the express prior written consent of such other party, who were involved in providing or overseeing the Services under this Agreement or the agreement amended and restated by this Agreement during the term of this Agreement, and for one year thereafter.

37.

MISCELLANEOUS. Nothing in this Agreement shall be construed as a waiver by either Party of its ability to defend against liability, limits of liability, or of its right to asset other defenses otherwise available to it by operation of law, including but not limited to the statute of limitations. Furthermore, no provision in this Agreement shall be construed as limiting a party’s right to seek remedies available to it by operation of law in circumstances involving personal injury arising in connection with the Agreement. Anything contrary to this in the underlying Agreement is superseded by this paragraph. No modification of this Agreement or of any of the provisions herein shall be effective unless in writing and signed by a duly authorized representative of both parties. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. The singular includes the plural, and the masculine includes the feminine. The words “include” and “including” shall not be construed as terms of limitation. Furthermore, any reference to statutory provisions includes those provisions as amended and the interpretive regulations issued thereunder.

38.

Third Party Beneficiaries/Service Recipients. This Agreement is entered into solely between, and may be enforced only by, Ensemble RCM LLC and Bon Secours Mercy Health, Inc. This Agreement shall not be deemed to create any rights or causes of action in or on behalf of any third parties, including without limitation employees, affiliates, suppliers and customers of a Party, or to create any obligations of a Party to any such third parties. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) to the extent a Service Recipient would have been entitled to seek or to obtain equitable or injunctive relief or recover from Ensemble any damages incurred by such Service Recipient as a result of a breach of this Agreement by Ensemble had such Service Recipient been expressly named as a Party to this Agreement, then Client is entitled to seek to obtain such relief and recover such damages incurred by such Service Recipient from Ensemble as if they were the damages of Client and (ii) to the extent any obligation of Client is performed by a Service Recipient, Client shall remain liable for such performance to the same extent Client would be liable under this Agreement if it directly performed such obligation.

SIGNATURE PAGE FOLLOWS

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

BON SECOURS MERCY HEALTH, INC.

By:	/s/ John M. Starcher, Jr.
Printed Name: John M. Starcher, Jr.
Title: President and Chief Executive Officer

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

ENSEMBLE RCM, LLC

By:	/s/ Judson Ivy
Printed Name: Judson Ivy
Title: Chief Executive Officer

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

Appendix 1

Notice to Agents, Vendors and Contractors

Bon Secours Mercy Health, Inc. (“Mercy Health”) has created a Corporate Responsibility Program to ensure we comply with all laws and regulations that apply to a tax-exempt, church-based health care provider. This includes laws concerning health and safety, Medicare and Medicaid, fraud and abuse, tax, anti-trust, environmental and labor laws, among others.

We cultivate a culture of compliance from the Board Rooms to front-line care-givers, and we include our credentialed providers, vendors and contractors in that commitment. We commit to an effective Corporate Responsibility Program to sustain that culture. Our program includes education, communications methods to encourage reports of concerns, investigations into concerns, monitoring and auditing for compliance and accuracy, and accountability and corrective action when we detect an error.

Vendors and contractors must be aware of, and agree to abide by, the following three provisions of our Corporate Responsibility Program as a continuing condition to do business with us:

Eligibility to Do Business with a Mercy Health Entity

1.	As a Medicare and Medicaid participating organization; Mercy Health is prohibited from hiring or doing business with any entity or person who is currently:

A.	Excluded from participating in federal or state health programs by the Office of Inspector General of the U.S. Department of Health and Human Services;

B.	Barred from contracting with the U.S. Government by the General Services Administration; or

C.	Listed as a Terrorist Organization or supporting individual by the Office of Foreign Asset Control of the U.S. Department of the Treasury.

D.	Excluded from participating in state-specific Medicaid programs

2.

Vendors must certify their eligibility to do business with Mercy Health by certifying that neither the organization, nor its owners or principals or any vendor employee (collectively, “staff,”) who will provide services to Mercy Health is prohibited from doing business with Mercy Health under paragraph 1. Vendor agrees to provide to Mercy Health the names, addresses and SSNs of key vendor staff, if requested, for Mercy Health to complete required name checks.

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

3.

Eligibility is a continuing condition of any contract with Mercy Health and vendors must agree to notify Mercy Health immediately if the government takes adverse action in paragraph 1 against the vendor or any of its staff. Vendors must also notify Mercy Health if they learn of an investigation that could reasonably result in adverse action in paragraph 1 against the vendor or its staff. Mercy Health may terminate a contract where the government takes adverse action listed in paragraph 1 against the vendor or its staff.

Business Ethics, Gifts and Gratuities

1.

Mercy Health does business in an open, fair, impartial and transparent manner and engages in arms-length negotiations with potential vendors, contractors or business partners. Mercy Health requires our employed associates, credentialed providers, board members and volunteers to act in the best interests of Mercy Health at all times. This includes avoiding conflicts of interest that might jeopardize the impartiality of their judgment and decision-making, as well as avoiding situations that create a reasonable appearance of a conflict of interest or an appearance of favoritism, partiality, personal gain or insider-dealing.

2.

Mercy Health associates may not seek, request or accept any gift, gratuity or other item, regardless of value, that is intended to influence a business decision, or that is offered to them because of their position in a pending business decision. Mercy Health associates may not accept gifts, gratuities, discounts or other things of value from anyone doing business with, or desiring to do business with, Mercy Health or any Mercy Health entity, except in nominal amounts, which they must disclose to their reporting superior and according to internal policy. All actions are subject to the Federal Anti-Kickback Law, and subject to certain exceptions, which makes it a crime for anyone to knowingly and willfully solicit or receive, or pay anything of value, including a kickback, bribe or rebate in return for referring an individual to a person for any item or service for which payment may be made in whole or in part under a federal health care program. 42 U.S.C. 1320a-7b Also all actions are subject to the Federal Stark Law, and subject to certain exceptions, where physicians are prohibited from referring federal health care program patients for certain designated health services to an entity with which the physician or an immediate family member has a financial relationship. The Stark Law imposes specific reporting requirements on entities that receive payment for services covered by federal health care programs. 42 U.S.C. 1395(a) and 1903(s).

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

3.

The Corporate Responsibility Program includes Corporate Responsibility Officers (CRO) who can assist or respond to any vendor concern about possible violations of Mercy Health’s policies or applicable laws or regulations. Associates are required, and vendors are encouraged, to report any concerns to the CRO using Mercy Health’s Reportline mercyhealthreportline.com, which is available 24/7/365 and where anonymous reports can be made, or calling the Reportline at 1-888-302-9224. Mercy Health policy prohibits retaliation for a report made in good faith.

Required Education on the False Claims Act and Whistleblower Protections for Providers of Medicaid-covered Services

Because Mercy Health and its entities receive in excess of $5 million in annual Medicaid reimbursements, we are required to provide additional education to our employed associates, vendors and contractors related to the False Claims Act and whistleblower protections available under those laws. Our vendors and contractors are required to ensure that their employees who will provide services to Mercy Health receive the following educational information also:

Mercy Health associates work hard to ensure that we create accurate and truthful patient bills and submit accurate claims for payment from any payer, including Medicare and Medicaid, commercial insurance, or our patients. It’s the right thing to do, reflects our faith-based mission and complies with federal and state laws that require accuracy in health care billing.

The federal False Claims Act (31 USC 3729-33) imposes civil penalties for any person or organization to knowingly make a false record or file a false claim with the government for payment. “Knowing” can include deliberate or reckless ignorance of facts that make the claim false.

Examples of activities that could trigger possible False Claims Act liability include billing Medicare for services that were not provided, billing for services that were not ordered by a physician, billing for services that were provided at sub-standard quality where the government would not pay and keeping payments that are known to be overpayments or errors in patient payment that should be returned to the government.

A person who knows a False Claim was filed for payment can file a lawsuit in Federal Court on behalf of the government and, in some cases, receive a reward for bringing original information about a violation to the government’s attention. Penalties for violating the federal False Claims Act can be up to three times the value of the False Claim, plus from $5,500 to $11,000 in fines, per claim. Some states also have False Claims Act that allows a similar lawsuit in state court if a False Claim is filed with the state for payment, such as under Medicaid or Worker’s Compensation. While some state law does not permit private suits like the federal False Claims Act for Medicaid fraud, state law* does include both civil or criminal penalties against those who attempt to obtain Medicaid payments to which they are not entitled, or who commit Medicaid fraud.

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

The False Claims Act protects anyone who files a False Claim lawsuit from being fired, demoted, threatened or harassed by his or her employer for filing the suit. If a court finds that the employer retaliated, the court can order the employer to re-hire the employee and to pay the employee twice the amount of back pay that is owed, plus interest and attorney’s fees. State law provides equivalent protections from retaliation by an employer for employees who report Medicaid fraud to the state authorities

Mercy Health’s Corporate Responsibility Program supports compliance with the False Claims. Act by:

• Monitoring and auditing business activities to prevent or detect errors in coding or billing.

•

Educating our associates, vendors and contractors that they are responsible to report any concern about a possible False Claim at a Mercy Health facility via our dedicated Reportline or internal 3-Step Reporting Process.

•	Investigating all reported concerns and correcting any billing errors discovered.

•

Protecting our associates, vendors or contractors from adverse action when they do the right thing and report any genuine concern via the dedicated Reportline or internal 3-Step Reporting Process. Mercy Health will investigate any allegation of retaliation against an associate for speaking up.

* State Laws for Ohio: Medicaid Fraud Ohio Revised Code Sec. 2913.40, 2913.401, 2921.13, 4113.52, 5111.03 and 5164.35; State Laws for Kentucky: Kentucky Revised Code Sec. 205.8463, 295.8467

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

Appendix 2

Governance Model

1.	Service Delivery Committee

a.	Meeting Frequency: monthly

b.	Responsibilities:

i.	Oversight of day-to-day services

ii.

Policy formulation, in a manner consistent with Client’s policy creation process (provided such process does not unreasonably delay Ensemble’s ability to perform the Services); Maintenance and distribution of policies/procedures

iii.	Service Level review and remediation plan development

iv.	Review change requests

v.	Initial dispute resolution

vi.	Develop and distribute appropriate status reports

c.	Participants: Each Party shall designate three (3) appropriate participants

2.	Steering Committee

a.	Meeting Frequency: quarterly

b.	Responsibilities:

i.	Review overall service performance

ii.	Implement and monitor strategic goals

iii.	Review and approve/decline change requests

iv.	Review issue remediation efforts

v.	Dispute escalation point

c.	Participants: Each Party’s Relationship Manager and such other members as the Parties deem appropriate

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

3.	Executive Committee

a.	Meeting Frequency: quarterly

b.	Responsibilities:

i.	Set overall strategy

ii.	Review service performance

iii.	Final point of informal dispute resolution ([***] as of the Effective Date)

c.	Participants: Each Party to designate a senior executive within 90 days of the Commencement Date

Appendix 3

Business Associate Agreement

HIPAA SUBCONTRACTOR BUSINESS ASSOCIATE AGREEMENT

This Subcontractor Business Associate Agreement (the “Agreement”), is made and entered into by the parties identified below, and shall be effective as of the 1st day of August, 2019.

Name of Facility which is a signatory party to the Agreement and hereinafter referred to as a “Business Associate” as defined in paragraph 1(c) below:

Legal Name: Ensemble RCM, LLC

Address: 13620 Reese Blvd. Suite 200, Huntersville, NC 28078

Name of Primary Business Contact: [***]

Tel #: [***]	Email: [***]

Name of Vendor/Licensor/Consultant/Service Provider which is a “Subcontractor” as defined in paragraph 1(b) below and shall hereinafter be referred to as such:

Legal Name: Bon Secours Mercy Health, Inc.

Address: 1701 Mercy Health Place, Cincinnati, OH 45237

Name of Primary Business Contact: [***]

Tel#:	Email: [***]

RECITALS

A. Business Associate and Subcontractor have entered into one or more services agreements (each a “Services Agreement”).

B. Under the terms of such Services Agreement, Subcontractor will have access to information that includes Protected Health Information (“PHI”) defined in paragraph 1(f).

C. Business Associate and Subcontractor intend to protect a patient’s privacy and provide for the security of the PHI disclosed by Business Associate or accessed by Subcontractor pursuant to the Services Agreement, in compliance with the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 and regulations promulgated thereunder by the U.S. Department of Health and Human Services (“HIPAA”) and other applicable laws, including HIPAA amendments contained in the Health Information Technology for Economic and Clinical Health Act (known as the HITECH Act) which is part of the American Recovery and Reinvestment Act of 2009, Public Law 111-05 (“The Act”).

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D. HIPAA requires the Business Associate and Subcontractor to enter into a contract (hereinafter, the “Subcontractor Business Associate Agreement” or “BAA,”) containing specific requirements to protect the confidentiality and security of patients’ PHI, as set forth in, but not limited to, Title 45, Sections 164.502(e), 164.504(e) and 164.314(a)(2)(i) of the Code of Federal Regulations (“CFR”) and contained in this BAA. Sections 13401(a) and 13404(a) of The Act require specific additional HIPAA provisions to be included in this BAA.

In consideration of the foregoing and the mutual promises and the exchange of information pursuant to this BAA, the parties agree to amend the Services Agreement by incorporating all of the following into the Services Agreement:

1.	Definitions:

(a) “Breach” shall have the meaning given to such term under the Privacy Rule defined in paragraph 1(e) below which is the acquisition, access, use, or disclosure of Protected Health Information defined in paragraph 1 (f) below in a manner not permitted by Subpart E of 45 CFR Part 164 which compromises the security or privacy of the Protected Health Information.

(b) “Business Associate” shall have the meaning given to such term under the Privacy Rule defined in paragraph 1(e) below and which includes a third party that performs functions for or on behalf of Covered Entity and has access to Covered Entity’s PHI and uses such PHI in the performance of its functions. Business Associates may also be subcontractors that create, receive, maintain, or transmit PHI on behalf of another Business Associate.

(c) “Covered Entity” shall have the meaning given to such term under the Privacy Rule defined in paragraph 1(e), which includes a hospital, since it provides health care and transmits health information in electronic form in the course of its standard functions.

(d) “Patient” shall have the same meaning as the term “individual” under the Privacy Rule defined in paragraph 1(e) and shall include a person who qualifies as a personal representative.

(e) “Privacy Rule” shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 CFR 160 and 164, subparts A and E and amendments thereto.

(f) “Protected Health Information” (“PHI”) shall have the same meaning given to such term under HIPAA and shall include any information, whether oral or recorded in any form or medium, limited to the information created or received by Business Associate from or on behalf of Covered Entity: (i) that relates to the past, present or future physical or mental condition of the patient; the provision of health care to patient; or the past, present or future payment of for the provision of health care to patient; and (ii) that identifies the patient or with respect to which there is a reasonable basis to believe the information can be used to identify the patient.

(g) “Facility Data” shall mean PHI and non-PHI, disclosed or made available by or on behalf of Covered Entity to Business Associate, and shall include derivatives thereof created by Business Associate or his/her/its agents.

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(h) “Designated Record Set” shall have the same meaning given to such term under HIPAA and shall include patients’ medical or billing records or any group of records which contains PHI that are used, in whole or in part, by or for Covered Entity to make decisions about patients.

(i) “Data Aggregation” shall have the same meaning given to such term under HIPAA and shall include the combining of PHI received or created by Business Associate to permit data analyses relating to healthcare operations of Covered Entity.

(j) “Secretary” shall mean the Secretary of the Department of Health and Human Services or his designee.

(k) “Security Rule” shall mean the Security Standards for the Protection of Electronic Protected Health Information at 45 CFR Part 164, Subpart C, and amendments thereto.

2.	Permitted Uses and Disclosures by Subcontractor:

(a) Except as otherwise limited in the Services Agreement and this BAA, Subcontractor may use or disclose Facility Data only for the benefit of the Business Associate or Covered Entity and to perform functions, activities, or services as specified in the Services Agreement or the minimum necessary policies and procedures of the Business Associate. Subcontractor warrants and represents that each of the data elements of any PHI that it may access on behalf of Business Associate is minimally necessary to permit Subcontractor to provide the services under the Services Agreement.

(b) Except as otherwise limited in the Services Agreement and this BAA, Subcontractor may use or disclose Facility Data for the proper management and administration of the Subcontractor or to carry out the legal responsibilities of the Subcontractor, provided that (i) the disclosure is required by law, or (ii) the Subcontractor obtains reasonable assurances from the person to whom the information is disclosed that such information will remain confidential and used or further disclosed solely as required by law or for the purpose of assisting Subcontractor to meet Subcontractor’s obligations under the Services Agreement and the person agrees to notify Subcontractor of any instances of which it is aware in which the confidentiality of the information has been Breached.

(c) Except as otherwise limited in the Services Agreement and this BAA, Subcontractor may use PHI to provide data aggregation services only for Business Associate or Covered Entity. Subcontractor shall not sell or otherwise transfer for value to any third party aggregated or de-identified data.

3.	Obligations of Subcontractor:

(a) Subcontractor agrees to not use or further disclose Facility Data other than as permitted or required by the Services Agreement, this BAA or as required by law. As Business Associate has not secured individual authorization from the patients whose PHI is contemplated for use under the Services Agreement, Subcontractor is prohibited from directly or indirectly exchanging PHI received from, or created or received by Subcontractor on behalf of Business Associate or a Covered Entity for remuneration with any other person or entity, in accordance with Section 13405(d) of The Act.

4

(b) Subcontractor Protection of PHI

(1) Subcontractor agrees to implement administrative, physical, technical and policy and documentation safeguards that reasonably and appropriately protect the privacy, security, integrity and availability of the electronic PHI that it creates, receives, maintains or transmits under this Agreement. At a minimum, Subcontractor’s safeguards will include all “Required” Implementation Specifications contained in sections 164.308, 164.310, 164.312 and 164.316 of title 45 of the Code of Federal Regulations, as required by Section 13401 of The Act and any subsequent amendments and regulations promulgated thereunder.

(2) No later than the date that Section 13402 of The Act becomes effective, Subcontractor agrees to implement and use administrative, physical and/or technical safeguards to protect PHI received from or created that meet or exceed the Secretary’s promulgated standards to avoid classification as “unsecured PHI”. In the event Subcontractor is unable to implement safeguards that avoid the classification as “unsecured PHI”, Subcontractor will notify Business Associate of that fact. Subcontractor agrees it will be solely and completely liable and responsible for all notices and notifications of Business Associate, affected patients, and the Secretary, of any Breach of PHI, in accordance with Section 13402 of Act, and agrees to coordinate immediately with Business Associate in the event that notifications of a Breach arising from the Subcontractor is required.

(c) Subcontractor agrees to promptly mitigate, to the extent practicable, any harmful effect of a use or disclosure of Facility Data by Subcontractor in violation of the Services Agreement or this BAA.

(d) Subcontractor Notice to the Business Associate of Non-Authorized Use, Disclosure Access or Breach of PHI

(1) Subcontractor agrees to promptly report to Business Associate any use or disclosure of Facility Data not provided for by the Services Agreement and/or this BAA, including any requests for inspection, copying or amendment of such information and including any security incident involving Facility Data. Subcontractor shall maintain a record of all such requests for inspection, copying and amendment(s) of Facility Data not provided for by the Services Agreement, including those initiated by Patient, Business Associate, or third parties, and to promptly provide such documentation to Business Associate upon request.

(2) Subcontractor agrees to promptly notify the Business Associate of any Breach of any unsecured PHI of the Business Associate in its possession, but in any event no later than thirty (30) days of the occurrence of the Breach, as required by Section 13402(b) of The Act. The content of the Subcontractor notice to the Business Associate shall conform to the requirements of Section 13402(b) of The Act and any subsequent amendments and resulting regulations.

(e) Subcontractor agrees to ensure in writing that any agent, including a subcontractor, to whom it provides Facility Data agrees to the same restrictions and conditions that apply to Subcontractor with respect to such information, including appropriate and comparable safeguards, as defined in paragraph 3(b), above.

5

(f) Access to Facility Data held by Subcontractor and Subcontractor Accounting for Disclosures

(1) Subcontractor agrees to provide prompt access to Facility Data in designated record sets to Business Associate whenever so requested by Business Associate, or, if directed by Business Associate, to a Patient in order to meet the requirements of HIPAA. If Patient requests directly from Subcontractor (i) to inspect or copy his or her PHI, or (ii) requests its disclosure to a third party, the Subcontractor shall promptly notify Business Associate’s facility privacy official of such request and await such official’s denial or approval of the request.

(2) After the date that Business Associate informs Subcontractor that Business Associate has implemented an Electronic Health Record, Subcontractor shall provide, in response to a request from an individual, an accounting of all disclosures the Subcontractor made in the past three years of the individual’s PHI.

(g) Subcontractor agrees to promptly make amendment(s) to Facility Data requested by Business Associate and shall do so in the time and manner requested by Business Associate to enable it to comply with HIPAA. If Patient requests an amendment to his or her PHI, directly from Subcontractor, the Subcontractor shall promptly notify Business Associate’s facility privacy official of such request and await such official’s denial or approval of the request.

(h) Subcontractor agrees to promptly make its internal practices, books, and records relating to the use and disclosure of PHI received from, or created or received by Subcontractor for or on behalf of, Business Associate available to the Business Associate or the Secretary, in a time and manner designated by the Business Associate or Secretary, to enable the Secretary to determine compliance with HIPAA, and to cooperate fully with any HIPAA audit of the Subcontractor that the Secretary may undertake under Section 13411 of The Act, or that the Business Associate undertakes to assure compliance. Subcontractor agrees to retain such books, and records relating to the use and disclosure of PHI for a period of six (6) years.

(i) Subcontractor agrees to document and provide to Business Associate all disclosures of Facility Data and information related to such disclosures, and shall do so in the time and manner designated by Business Associate, to enable it to meet HIPAA requirements for an accounting of such disclosures.

(j) Subcontractor agrees to cooperate with the Business Associate or a Covered Entity and its medical staff to preserve and protect the confidentiality of Facility Data accessed or used pursuant to the Services Agreement and will not disclose or testify about such information during or after the termination of the Services Agreement, except as required by law.

(k) To the extent Subcontractor is to carry out Business Associate’s obligations under Subpart E of 45 CFR Part 164, Subcontractor agrees to comply with the requirements of such Subpart that apply to Business Associate in the performance of such Business Associate’s obligation.

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4.	Obligations of Business Associate:

(a) Business Associate shall notify Subcontractor of any limitation in its notice of privacy practices in accordance with 45 CFR 164.520 to the extent that such limitation may affect Subcontractor’s permitted use or disclosure of PHI.

(b) Business Associate shall notify Subcontractor of any changes in, or revocation of, permission by Patient to the use or disclosure of PHI, to the extent such changes affect Subcontractor’s permitted or required uses and disclosures of PHI.

(c) Business Associate shall notify Subcontractor of any restriction to the use or disclosure of PHI that Business Associate has agreed to the extent that such restriction may affect Subcontractor’s permitted use or disclosure of PHI.

(d) Business Associate shall notify Subcontractor of the date it will implement an electronic medical record, to permit Subcontractor to implement its accounting for disclosure obligation, per paragraph 3(g)(2), above.

5.	Effect of Breach of Obligations:

(a) Should Subcontractor breach any of its obligations herein, Business Associate shall have the option to either:

(i) Provide Subcontractor an opportunity to cure the breach and end the violation within the time specified by Business Associate. If Subcontractor does not cure the breach or end the violation as specified by Business Associate, Business Associate may immediately terminate this Agreement, without prejudice to other legal remedies available to Business Associate.

(ii) If neither termination nor cure is feasible, Business Associate may report the violation to the Secretary.

(b) Separate and apart from any action the Business Associate may take in the event of a breach, Subcontractor understands that the Secretary, or the Department of Justice, may impose civil or criminal penalties directly against a Subcontractor for failure to comply with the HIPAA requirements and standards (under 42 USC §1320d-5) or for wrongful disclosure of individually identifiable health information (under 42 USC§1320d-6), as required by Sections 13401(c) and 13404(c) of The Act.

6.	Effect of Termination:

(a) Upon termination of this Agreement, Subcontractor shall promptly return to Business Associate all Facility Data, including derivatives thereof or, upon Business Associate’s request, destroy such data. This provision shall apply to Facility Data in the possession of subcontractors or agents of Subcontractor. Upon destruction of Facility’s Data, Subcontractor shall certify in writing that such information has been destroyed. Notwithstanding the foregoing, Subcontractor shall notify Business Associate in writing about its intent to destroy data within ten (10) days before such date of destruction. If Business Associate requests the return of any Facility Data, Subcontractor shall comply as requested.

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(b) If the return or destruction of Facility Data is infeasible, Subcontractor shall promptly notify Business Associate of the conditions that make such return or destruction infeasible. Upon mutual determination by the parties that return or destruction of Facility Data is unfeasible; Subcontractor shall extend the protections of this BAA to such data and shall limit its further use or disclosure to purposes that make its return or destruction infeasible.

7.	General:

Except as amended by this BAA, all other terms of the Services Agreement remain in full force and effect. The Services Agreement and this BAA and attachments thereto are intended to be read and construed in harmony with each other, but in the event that any provision in this BAA conflicts with the provisions of the Services Agreement or other attachments solely with regard to use and disclosure of Facility Data, the provisions in this BAA shall be deemed to control, and such conflicting provision or part thereof shall be deemed removed and replaced with the governing provision herein.

Contacts for Notices under this Agreement:

For Business Associate	For Subcontractor

Ensemble Health Partners 13620 Reese Boulevard, Suite 200 Huntersville, NC 28078	Bon Secours Mercy Health, Inc. 1701 Mercy Health Place Cincinnati, OH 45237

With copy to:
Privacy Director 4605 Duke Drive Mason, OH 45040 [***] [***]

AGREED AND ACCEPTED:

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AGREED AND ACCEPTED:

Name of Business Associate:

Ensemble RCM, LLC

/s/ Judson Ivy
Authorized Signature

Judson Ivy
Print Name

Chief Executive Officer
Print Title 8/1/19
Date

[Signature Page to HIPAA Subcontractor Business Associate Agreement]

Name of Subcontractor:

Bon Secours Mercy Health, Inc.

/s/ John M. Starcher, Jr.
Authorized Signature

John M. Starcher, Jr.
Print Name

President and Chief Executive Officer
Print Title 7/30/19
Date

Appendix 4

Monthly Divestiture Fees

[***]